SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

         Date of Report (Date of earliest event reported): March 8, 2005

                           ONSTREAM MEDIA CORPORATION
             (Exact name of registrant as specified in its charter)

                                     Florida
                 (State or Other Jurisdiction of Incorporation)

                 000-22849                              65-0420146
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         (Commission File Number)          (IRS Employer Identification Number)

                 1291 SW 29 Avenue, Pompano Beach, Florida 33069
                 -----------------------------------------------
                   (Address of executive offices and Zip Code)

                                  (954)917-6655
                                  -------------
              (Registrant's Telephone Number, Including Area Code)

                                 Not Applicable
                                 ---------------
          (Former name or former address, if changed since last report)

      Check the appropriate box below if the Form 8-K filing is intended to satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CRF 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 133-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

      On March 8, 2005 Onstream Media Corporation entered into an Executive Employment Agreement with Robert E. Tomlinson who has served as the company's Chief Financial Officer since December 2004. The term of the agreement is for three years, with automatic successive one year renewals unless both parties agree to modify the terms of the agreement or one or both parties exercise their respective rights of termination under the agreement. Mr. Tomlinson is paid a base salary of $150,000 per year, with annual incremental increases of 10% per year beginning on December 27, 2005. He is entitled to a performance bonus equal to 1% of Onstream Media's earnings before income tax, depreciation and amortization (EBITDA) in excess of the EBITDA for the previous fiscal year. At his sole discretion this bonus, if earned, is payable in cash or shares of Onstream Media's common sock which would be valued at 75% of average closing price for the five prior trading days immediately prior to the determination of such bonus; his ability to receive shares of common stock, however, is subject to shareholder approval.

      Mr. Tomlinson has previously been granted four year options under Onstream Media's stock option plan to purchase 150,000 shares of its common stock at an exercise price of $1.21 per share which was the fair market value of Onstream Media's common stock on the date of grant. The options vest in installments of 50,000 options per year, beginning December 15, 2005. In the event of a change of control of the company as described in the agreement all unvested options will immediately vest. In the event Mr. Tomlinson is terminated for cause or he voluntary resigns, all unvested options will automatically terminate.

      Mr. Tomlinson is entitled to (i) participate in any profit-sharing or retirement plan and in other employee benefits applicable to our employees and executives, (ii) an automobile allowance, business reimbursement expense and fringe benefits commensurate with the duties and responsibilities of Mr. Tomlinson, and (iii) benefits in the event of disability. The agreement contain certain non-disclosure and non-competition provisions and Onstream Media has agreed to indemnify Mr. Tomlinson in certain circumstances.

      Under the terms of the agreement, Onstream Media may terminate the employment of Mr. Tomlinson upon his death or disability or with or without cause. If the agreement is terminated by Onstream Media without cause Onstream Media or upon a change of control as described in the agreement, the company would be obligated give Mr. Tomlinson three months prior notice and upon termination pay him six months of total compensation, including benefits, under the agreement. If Mr. Tomlinson should voluntarily terminate the agreement following two months written notice of his intent to do so, upon the termination Onstream Media is obligated to pay him one month's total compensation, including benefits. To the extent that Mr. Tomlinson is terminated for cause, no severance benefits are due him. If the agreement is terminated as a result of Mr. Tomlinson's death, his estate will receive six months base salary and he will be entitled to a portion of any bonus he would have earned at the time of his death, and if the agreement is terminated as a result of his disability, as defined in the agreement, he is entitled to compensation in accordance with Onstream Media's disability compensation for senior executives to include compensation for at least 180 days.

Item 9.01 Financial Statements and Exhibits.

(c)   Exhibits.

10.1 Executive Employment Agreement between Onstream Media Corporation and Robert E. Tomlinson.

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                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                  ONSTREAM MEDIA CORPORATION

                                                  By: /s/ Randy S. Selman
                                                      ------------------------
March 10, 2005                                            Randy S. Selman, CEO